Exhibit 23.1

Independent Registered Public Accounting Firm's Consent

We consent to the incorporation by reference in the Registration Statement of electroCore, Inc. on Forms S-1 (No. 333-274199 and 333-280742), Forms S-3 (No. 333-238721 and 333-262223) and Forms S-8 (No. 333-225864, 333-237498, 333-254171, 333-263675, 333-270362, and 333-277901) of our report dated March 12, 2025, with respect to our audits of the consolidated financial statements of electroCore, Inc. and Subsidiaries as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of electroCore, Inc. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

New York, NY

March 12, 2025